EXHIBIT 10.24

Description of Director Compensation

(Effective 10/1/13)

Compensation Element	Terms or Amounts

General Board Service — Cash	• Board retainer: $50,000 • Board meeting fees: none

General Board Service — Equity

•    Initial grant: Shares equal to a Black Scholes value of $300,000, with 70% of the value issued in stock-settled stock appreciation rights (“SS-SARs”) and 30% of the value issued in restricted stock units (“RSUs”). Black Scholes value to be based on value used for most recent annual executive compensation analysis.

•    Annual grant: Shares equal to a Black Scholes value of $150,000, with 70% of the value issued in stock-settled stock appreciation rights (“SS-SARs”) and 30% of the value issued in restricted stock units (“RSUs”). Black Scholes value to be based on value used for most recent annual executive compensation analysis.

Equity Vesting

•    Initial grant:

SS-SARs: 4-year vest; 25% cliff vest after one year and monthly thereafter.

RSUs: 4-year vest; 50% on the two year anniversary and 50% on the four year anniversary of the grant date.

•    Annual grant: 100% vest on the one year anniversary of the grant date.

•    If a director resigns from the Board effective at an annual meeting that is no more than 30 days prior to the vesting date of a grant, the director shall vest in that portion of the grant vesting on such vesting date.

•    Directors are eligible for an annual grant in their first year of service only if they have served as a Board director for at least 6 months prior to the annual grant.

Board Chair Compensation	• $20,000 additional Board Service retainer (i.e., total Board Service retainer of $70,000). • Receives same Committee member/chair retainers and equity awards as other Directors.

Lead Independent Director Compensation	• $20,000 additional Board Service retainer (i.e., total Board Service retainer of $70,000). • Receives same Committee member/chair retainers and equity awards as other Directors.

Committee Service Compensation	• Any Board member who participates in the following Board committees shall receive the following additional retainer compensation:

	Committee	Chair	Member
	Audit	$20,000	$10,000
	Compensation	$15,000	$5,000
	Corporate Governance & Nominating	$10,000	$2,500
	Operating Committee	$20,000	$10,000